As filed with the Securities and Exchange Commission on July 18, 2007

Registration No. 333-133524

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EURASIA ENERGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0414501 (I.R.S. Employer Identification No.)

Downiehills, Blackhills, Peterhead

Aberdeenshire, AB42 3LB, U.K. Scotland

Telephone:  +44 (0)7881-814431

(Address including zip code and telephone number, including area code of registrant's principal executive offices)

Gerald R. Tuskey, Personal Law Corporation

Suite 1003, 409 Granville Street

Vancouver, B.C., V6C 1T2   Canada   Telephone:  (604) 681-9588

(Name, address, including zip code and telephone number including area code, of agent for service)

Approximate date of commencement of proposed sale to the securities to the public:

As soon as practicable after this Registration Statement becomes effective (but no sooner than 20 business days after such effectiveness) and all other conditions to the conversion contemplated by the Plan of Conversion dated as of November 1, 2006 described in the enclosed Prospectus have been satisfied or waived.  No meeting of stockholders will be held with respect to the conversion.  Corporate action is being taken with the written consent of the majority of stockholders.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  [____]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.001	20,315,135 shares	$0.45	$9,141,810.75	$280.65

(1)

The Registration Statement covers the maximum number of shares of Eurasia Energy Limited common stock that are expected to be issued in connection with the transactions described herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated July 18, 2007.

EURASIA ENERGY LIMITED

We are not asking you for a proxy and you are requested not to send us a proxy.

Dear Stockholders:

I am pleased to inform you that after careful consideration, the board of directors of Eurasia Energy Limited ("Eurasia”) has approved a plan of conversion dated as of November 1, 2006, under which Eurasia will change its jurisdiction from the State of Nevada to Anguilla, British West Indies, a copy of which is included as Exhibit 2.1 to this information statement/prospectus.  The plan of conversion has been adopted by the requisite vote of stockholders of Eurasia, acting by written consent, as described below.  Accordingly, your vote on the conversion is not being solicited.

Eurasia’s common stock is traded on the OTC Bulletin Board under the symbol “EUEN.”  The closing price for Eurasia’s common stock reported on the OTC Bulletin Board on July 9, 2007 was $0.45 per share.  The shares of Eurasia will continue to be quoted on the OTC Bulletin Board.  Upon completion of the conversion, it is not anticipated that the conversion will positively or negatively affect the market for Eurasia’s shares.  For a full description of the conversion, please see page 9 of the prospectus/information statement.

This information statement/prospectus contains detailed information about the conversion and related matters.  We encourage you to review this document carefully, including the matters referred to under “Risk Factors” starting on page 6.

Under the terms of the Nevada Revised Statutes, the requisite number of stockholders of Eurasia have acted by written consent to approve and adopt the plan of conversion.  Each of the foregoing written consent actions became effective on November 1, 2006.  We will not actually complete the conversion until a minimum of 20 days after this information statement/prospectus is sent to our stockholders.  Your approval of the conversion is not required and we are not requesting you to vote on these matters.  Under applicable Securities and Exchange Commission rules, Eurasia may first take corporate action in accordance with the stockholder approval of the conversion by written consent 20 days after this information statement/prospectus is first mailed to stockholders.  This letter and the remainder of this information statement/prospectus constitutes notice of the actions taken that we are required to provide under the Nevada Revised Statutes to the stockholders who did not execute these written consents.

We look forward to effecting our change of jurisdiction to Anguilla, B.W.I. and appreciate your continued interest in Eurasia.

On Behalf of the Board of Directors,

/s/Nicholas W. Baxter

Nicholas W. Baxter,

President and Chief Executive Officer

Prospectus dated July 18, 2007

First mailed to stockholders on or about July t, 2007

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement/prospectus.  Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

This prospectus/information statement incorporates important business and financial information about the Company that is not included in or delivered with the prospectus/information statement.  This information is available without charge to stockholders upon written or oral request from the Company at Suite 1003, 409 Granville Street, Vancouver, B.C., V6C 1T2, telephone:  (604) 681-9588.  In order to obtain timely delivery, stockholders must request the information from the Company no later than five business days before the date they must make their investment decision which is t, 2007.

PART I

2

INFORMATION REQUIRED IN THE PROSPECTUS

2

A.

INFORMATION ABOUT THE TRANSACTIONS

2

SUMMARY

2

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF EURASIA

5

RISK FACTORS

6

THE CONVERSION

9

TERMS OF THE PLAN OF CONVERSION AND RELATED TRANSACTIONS

14

PRO FORMA FINANCIAL INFORMATION

17

INTERESTS OF NAMED EXPERTS AND COUNSEL

18

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES  18

THE COMPANY WHICH IS CONVERTING

19

B.

INFORMATION ABOUT EURASIA

19

SELECTED FINANCIAL DATA

22

SUPPLEMENTARY FINANCIAL INFORMATION

24

Management's Plan of Operation

25

Quantitative and Quantitative Disclosures About Market Risk

28

C.

COMPARISON OF STOCKHOLDER RIGHTS

28

General

28

Capitalization

28

Voting Rights

29

Number of Directors

29

Election of Directors

29

Removal of Directors

30

Filling Vacancies on the Board of Directors

30

Amendments to Certificate of Incorporation

30

Amendments to Bylaws

30

Action by Written Consent

31

Notice of Stockholder Actions

31

Right to Call Special Meeting of Stockholders

31

Dividends

31

Liquidation Rights

31

Loans to Directors

32

Rights and Options

32

Indemnification of Officers and Directors

32

Shareholders’ Consent to Action

32

Vote Required for Conversion

33

D.

VOTING AND MANAGEMENT INFORMATION

33

OTHER MATTERS

37

Legal Matters

37

Experts

37

Market for Common Equity and Related Stockholder Matters

37

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

38

WHERE YOU CAN FIND MORE INFORMATION

38

PART II

39

INFORMATION NOT REQUIRED IN PROSPECTUS

39

Indemnification of Directors and Officers

39

Exhibits and Financial Statement Schedules.

39

Undertakings

40

SIGNATURES

42

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

A.

INFORMATION ABOUT THE TRANSACTIONS

SUMMARY

This summary highlights selected information from this information statement/prospectus.  It does not contain all of the information that is important to you.  You should carefully read this information statement/prospectus and the other documents incorporated by reference into this information statement/prospectus.  See “Where You Can Find More Information” on page 38.  In this information statement/prospectus, “we,” “us” and “our” may refer to Eurasia Energy Limited ("Eurasia") and “you” and “your” refer to stockholders of Eurasia Energy Limited.

The Company Which is Converting (page 19)

The Company’s current address and telephone number is:

Eurasia Energy Limited

Downiehills, Blackhills, Peterhead

Aberdeenshire, AB42 3LB, Scotland

United Kingdom

Telephone:  011-44-7881-814431

The Company’s name, address and telephone number after the conversion will be:

Eurasia Energy Ltd.

Spencer House

The Valley

Anguilla, B.W.I.

Telephone:  (264) 497-8129

We are engaged in oil and gas exploration.  We entered into a memorandum of understanding (“MOU”) with the State Oil Company of the Azerbaijan Republic (“SOCAR”) which granted our company the exclusive right to negotiate an Exploration, Rehabilitation, Development and Production Sharing Agreement (“ERDPSA”) for a 600 square kilometer oil and gas block (the “Block”) in the Republic of Azerbaijan.  The Block includes the producing Alyat-Deniz oil and gas field and seven additional exploration structures namely, the Hamamdag-Deniz, Garasu, Sangi-Mugan, Ulfat, Aran-Deniz, Dashly and Sabayil structures.  The Block is located in the shallow coastal waters of the Azerbaijan sector of the Caspian Sea approximately 70 kilometers south of the Azerbaijan capital of Baku.  The effective date of the original MOU was December 7, 2005.  This MOU expired on December 7, 2006.  Our ability to obtain the agreement of SOCAR for an extension of the MOU or an agreement to move directly to negotiation on the main principles of the ERDPSA has been severely impaired by a legal action against our company.  See “Legal Proceedings” on page 22 of this Registration Statement.

The Conversion (page 9)

The plan of conversion provides that Eurasia will move its jurisdiction from the State of Nevada to Anguilla, British West Indies.  The plan of conversion was approved by the board of directors of Eurasia and the stockholders of Eurasia on November 1, 2006.

The plan of conversion is included as Exhibit 2.1 to this information statement/prospectus.  It is the legal document that governs the conversion.

Reasons for the Conversion (page 9)

The Eurasia board of directors has unanimously determined that the conversion is advisable and in the best interests of Eurasia and its stockholders.  The primary purpose of the conversion is to enhance the Company’s ability to operate internationally from a jurisdiction which is easily accessible from North America and Europe.  Our principal assets and offices are already located outside the U.S. and there is no compelling reason for the Company to remain a U.S. corporation.  Anguilla is a cost effective location for these purposes and has a secondary benefit of being a low tax jurisdiction.

See "The Conversion – Eurasia’s Reasons for the Conversion" for the reasons supporting Eurasia’s board of directors' approval of the conversion.

Treatment of Stock, Options and Warrants in the Conversion

At the effective time of the conversion, each issued and outstanding share of Eurasia capital stock will remain as one common share of Eurasia in accordance with the terms of the plan of conversion.

Each option or warrant to acquire Eurasia common stock granted under Eurasia’s stock plans or otherwise issued by Eurasia and that is outstanding and unexercised immediately prior to the effective time of the conversion will continue to be assumed by Eurasia without alteration.

Appraisal Rights of Dissenting Stockholders (page 12)

If you object to the conversion, the Nevada Revised Statutes, or NRS, permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of Eurasia common stock determined by a court and paid to you in cash.

If you are a Eurasia stockholder who did not execute the written consent resolution approving the conversion and wish to dissent to the conversion, you must deliver to Eurasia, before t, 2007, a written demand for appraisal of your shares.

As discussed under the heading "Appraisal Rights of Dissenting Stockholders of Eurasia", any stockholder who opposes the conversion may exercise dissent and appraisal rights under the Nevada Revised Statutes.  The Conversion contemplated hereby has been submitted to the stockholders for approval by written consent.  The Conversion has been approved by a majority of our stockholders.  If a stockholder wishes to exercise dissent and appraisal rights, the stockholder must send to the company a written notice demanding payment, and deposit the stockholder's share certificates of the company with our attorneys at Suite 1003, 409 Granville Street, Vancouver, British Columbia, Canada  V6C 1T2.  The procedure for dissent and appraisal is described in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes, which are attached as Exhibit 4.1 to this prospectus/information statement.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters’ appraisal rights.  Accordingly, each stockholder who might desire to exercise dissenter’s appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Exhibit 4.2 to this prospectus/information circular.

What is Needed to Complete the Conversion

Several customary contractual conditions set forth in the plan of conversion must be satisfied before the conversion will be completed.  If the law permits, Eurasia may each waive conditions for its benefit and its stockholders’ benefit and complete the conversion even though one or more of these conditions has not been met.  Eurasia cannot assure you that the conditions will be satisfied or waived or that the conversion will occur.

In order for Eurasia to complete its conversion, Eurasia needs to receive an effective date for this information statement/prospectus from the Securities and Exchange Commission.  The Company must then mail the effective registration statement to its stockholders.  The Company must wait a minimum of 20 days after it has mailed the effective registration statement to its stockholders before the conversion can be effected.  The conversion will be effected in Anguilla, B.W.I. once articles of continuance are filed with the Anguillan Registrar of Corporations under the Anguilla International Business Companies Act.

U.S. Federal Income Tax Consequences (page 10)

Tax Consequences for Eurasia

The transfer of our jurisdiction would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to an Anguilla B.W.I. corporation.  We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property.  After we become an Anguilla B.W.I. corporation, we will be subject to U.S. withholding tax on any dividends paid to us by a U.S. corporation, as well as a 30% withholding tax on interest we get from any investments in U.S. debt securities.

Tax consequences for Eurasia shareholders.

Tax matters are often complicated and the tax consequences to you from the transfer will depend in part on the facts of your own situation.  You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the transfer.  If you are a U.S. resident shareholder, the conversion will generally result in no recognized gain for U.S. federal income tax purposes.

For a further discussion of the U.S. federal income tax consequences of these transactions, see “The Conversion — United States Income Tax Consequences of the Transfer to Anguilla, B.W.I.”.  Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you.

You should consult your tax advisor for a full explanation of the tax consequences of the conversion to you.

Eurasia Stockholder Approval of Conversion by Written Consent

Pursuant to Eurasia's bylaws and applicable law, holders of Eurasia common stock are entitled to one vote per share on all matters voted upon by Eurasia stockholders.  On November 1, 2006, certain Eurasia stockholders representing the requisite number of shares of Eurasia capital stock, executed and delivered a written consent resolution approving the conversion and adopting the plan of conversion.  As of that date, Eurasia had outstanding 20,315,135 shares of common stock.  As of the date of execution, the holders executing the written consent represented approximately 56.6% of the common stock outstanding.

Even though a majority of the voting shares of Eurasia have been voted in favor of the conversion by written consent resolution, Eurasia will actually not proceed with the conversion until the following procedures have taken place:

•

The final form of this information statement has been mailed to all shareholders of Eurasia,

•

a 20 day minimum waiting period has elapsed after the Company has mailed the effective registration statement to its stockholders and

•

the articles of continuance have been filed with the Anguillan Registrar of Corporations.

Accounting Treatment (page 10)

The conversion is expected to be accounted for as a reorganization transaction for financial reporting purposes.  As a result the financial statements will be considered a continuation of the financial statements of Eurasia and therefore the assets and liabilities are recorded in Eurasia’s financial statements at their historical value.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF EURASIA

The following historical results are not necessarily indicative of results to be expected in any future period.  The following selected financial data for the year ended December 31, 2006 have been derived from audited financial statements as filed in the Company’s Form 10KSB on March 30, 2007.  The interim unaudited statement of operations data for the period ended March 31, 2007, and the unaudited balance sheet data as of March 31, 2007, as filed in the Company’s Form 10-QSB on May 15, 2007.

	Three Months Ended March 31	Year ended December 31
	2007	2006
Statement of Operations Data:
Revenue	$-	$-
Expenses:
Consulting	1,000	168,721
Data Acquisition cost	-	19,300
General and Administrative	77,987	185,365
Travel	24,032	74,893
Stock-based compensation	-	3,675,633
	103,019	4,123,912

Operating Loss	(103,019)	(4,123,912)

Other income and expenses
Interest income	4,298	24,900
Loss from continuing operations	(98,721)	(4,099,012)
Discontinued operations	-	-
Net Loss	$(98,721)	$(4,099,012)
Net loss per common share
(basic and fully diluted)
Continuing operations	$(0.00)	(0.20)

Discontinued operations	$-	$(0.00)
Net loss per common share	(0.00)	(0.20)
Weighted average number of common shares outstanding	20,315,135	20,284,313

	Three Months Ended March 31	Year Ended December 31
	2007	2006
Balance Sheet Data:
Cash	$370,945	$515,312
Interest Receivable	504	751
Prepaid expenses	4,892	2,734
Fixed Assets, net	62,406	66,233
Total assets	$438,747	$585,030
Total liabilities	$9,120	$56,682
Total stockholders’ equity	$429,627	$528,348

RISK FACTORS

Our business is subject to a number of risks due to the nature and the present state of development of our business.  An investment in our securities is speculative in nature and involves a high degree of risk.  You should read carefully and consider the following risk factors.

Our company is currently the defendant in a law suit which seeks $100,000,000 from our company.  If we fail to successfully defend this legal action, our company may become bankrupt and you will lose your entire investment.

Our company and our Chief Executive Officer, Nicholas W. Baxter, are parties to a law suit commenced in the Court of Session in Edinburgh, Scotland.  This law suit alleges that our company secured its Memorandum of Understanding through a breach of fiduciary duty by Mr. Baxter.  The pursuer in the action, Commonwealth Oil & Gas Company Limited, is seeking a declaration that our company holds its Memorandum of Understanding in trust for the benefit of Commonwealth Oil & Gas Company Limited and an accounting of profits failing which payment of US$100,000,000 in damages.  Our company has vigorously defended this claim and a trial of the matter is currently scheduled to commence August 28, 2007.  If our company is unsuccessful in defending this action, a significant award of damages could result in the bankruptcy of our company and the loss of your entire investment.

We have a limited operating history and a history of losses and expect future losses, and there can be no assurances that we will achieve and sustain profitability, which makes our ability to continue as a going concern questionable.

We have incurred significant net losses and negative cash flow from operations since our inception.  We incurred net losses of $4,099,012 in fiscal 2006 and $98,721 for the three months ended March 31, 2007.  We will continue to incur losses in the future and will need to continue to raise additional funds through equity offerings for our business to survive.

Our financial statements have been prepared on a going concern basis, which presumes the realization of assets and the settlement of liabilities in the normal course of operations.  The application of the going concern principle is dependent upon the Company achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, obtaining additional financing.  If the Company is unable to achieve profitable operations or obtain additional financing, we may be required to reduce or to limit operations, or cease operations altogether.  The auditors’ report on the December 31, 2006 financial statements contains an explanatory paragraph that states that the Company has suffered losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need additional capital to continue to operate our business.

We have no expectation of revenue in the next 24 months.

As an oil and gas exploration company, we are seeking long term opportunities.  In the relative short term, 24 months, we have no expectation of revenues.  We will be focused on defending the legal action against our company in the Scottish Court of Session and, if successful, trying to re-establish negotiations with SOCAR for exploration and development rights to the Block.  Without revenue, we require ongoing capital injections through the sale of our shares.  We cannot be certain that equity financing will be available to us on favorable terms when required or at all.  If we cannot raise funds in a timely manner or on acceptable terms, we may not be able to continue in operation.

If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility.  If we raise additional funds through the issuance of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

If our key personnel leave the Company, our Company will cease operations.

The future success of our Company depends on certain key members of management.  We are currently dependent on our President and Chief Executive Officer, Nicholas W. Baxter, for our development plans in Azerbaijan.  Mr. Baxter has extensive operating experience and contacts in Azerbaijan and his departure would result in our company ceasing to operate as an oil and gas exploration company.

Tax Risks

Upon the consummation of the conversion, our company will be taxed as an Anguilla corporation.  The American Jobs Creation Act of 2004 includes provisions the effect of which is to treat certain corporations that undergo “inversion transactions” as United States corporations.  As a result, future income would be subject to United States income tax.  While we believe that these provisions should not apply to the conversion, there is a risk that the Internal Revenue Service would interpret the rules so as to treat our company as a United States corporation.

Our plan of operations is focused on securing one project.

Our entire plan of operations is focused on securing an exploration, rehabilitation, development and production sharing agreement with the State Oil Company of the Azerbaijan Republic.  At this time, our MOU with SOCAR has expired and our company’s future operations are threatened by legal action.  In the event that we are unable to re-institute negotiations for this contract, our company will be without a defined plan of operation and management will have to reconsider the alternatives.  Our failure to secure the ERDPSA would not result in the failure of our company however, it may result in a significant sell-off of our shares causing the price of our stock to drop.

Our plan of operation may be considered politically risky due to its focus on the Republic of Azerbaijan.

Our President and Chief Executive Officer, Mr. Nicholas W. Baxter, has approximately 15 years of hands on operational experience in the Republic of Azerbaijan.  Management of our company is comfortable doing business in Azerbaijan and considers the State Oil Company of the Azerbaijan Republic to be a solid and dependable business partner.  However, areas of the former Soviet Union such as Azerbaijan, Kazakhstan and Turkmenistan are not necessarily well understood by Western capital market investors.  Accordingly, our focus on Azerbaijan may be seen by some to be politically risky which may create uncertainty with respect to investments in our shares.  Political events could transpire in the Republic of Azerbaijan or elsewhere in the former Soviet Union which could result in a lack of confidence in our plan of operation, sales of our shares and a corresponding drop in the price of our shares.

Our shares are considered Penny Stock and are subject to the Penny Stock rules, which may adversely affect your ability to sell your shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares are deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of our common stock could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline.  We have the following securities outstanding:

•

20,315,135 shares of common stock, trading at $0.45 on July 9, 2007.

•

3,250,000 stock options to purchase shares of common stock with an exercise price of $0.25.

Of the 20,315,135 outstanding shares, 250,000 shares are held under rule 144 of the Securities and Exchange Act of 1933 and are therefore not freely tradable.

We have not declared dividends and may never declare dividends, which may affect the value of your shares

We have never declared or paid any dividends on our common stock and do not expect to pay any dividends in the near future.

THE CONVERSION

To complete the conversion, this information statement/prospectus must be declared effective by the Securities and Exchange Commission.  The Company must then wait a minimum of 20 days after it has mailed the effective registration statement to its stockholders before the conversion can be effected.  The conversion will be effected in Anguilla, B.W.I. once articles of continuance are filed with the Anguillan Registrar of Corporations under the Anguilla International Business Companies Act.  Other than these regulatory approvals, completion of the conversion is not conditional on any federal or state regulatory approvals or compliance with any federal or state regulatory requirements.

Eurasia's Reasons for the Conversion

Eurasia has been domiciled in the State of Nevada since October 20, 2003, the date of its incorporation as Pacific Alliance Ventures Ltd.  The Company maintained offices in Phoenix, Arizona and Vancouver, British Columbia until January, 2006.  The Company’s office in Phoenix, Arizona was the principal operations office for the Company’s previous advertising and marketing business.  With the Company’s change of business to oil and gas exploration in 2006, management of the Company began considering alternative operating jurisdictions which would complement the international nature of the Company’s new business venture.

Management of the Company considered the following factors in the conversion decision and in choosing the jurisdiction of Anguilla, B.W.I.:

•

The major reason for the conversion is to enhance the Company’s ability to engage in international operations.  Anguilla is a reasonably low cost operating jurisdiction which is easily accessible from both North America and Europe.

•

Anguilla is a British Protectorate and therefore has very close ties with the United Kingdom.  Currently, the Company’s C.E.O., petroleum consulting engineers and advisory partners are resident in the U.K.  In the future, the Company may seek financing in the London capital markets.

•

Anguilla has modern corporation laws, enabling the Company to operate in an efficient manner.

•

Anguilla has a secondary benefit of being a low tax jurisdiction which will lower the Company’s overall cost of operations.

•

Management of the Company has familiarity and experience operating in Anguilla and has the necessary support network in the jurisdiction.

Conversion to Anguilla, B.W.I.

Eurasia is organized under the laws of the State of Nevada and is therefore subject to the Nevada Revised Statutes.  There are some differences between the State of Nevada and Anguilla, British West Indies with respect to stockholder rights.  A comparison of stockholder rights is set out under the heading "Comparison of Stockholders Rights" on page 28 of this information statement/prospectus.

Interest of Executive Officers and Directors in the Conversion

Eurasia stockholders should be aware that some Eurasia directors and executive officers have interests in the conversion and related arrangements that are different from, or in addition to, their interests as Eurasia's stockholders.  These interests may create potential conflicts of interest for these directors and officers because they may be more likely to approve the conversion than Eurasia stockholders generally.  The Eurasia board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the conversion and in approving the conversion and the transactions contemplated by the plan of conversion.

Accounting Treatment

The conversion is expected to be accounted for as a reorganization transaction for financial reporting purposes.  As a result, the financial statements will continue to be issued under the name of Eurasia Energy Limited and are considered a continuation of the financial statements of the Company as a Nevada entity and therefore the assets and liabilities are recorded in Eurasia’s financial statements at their historical value.

Listing on OTC BB

The shares of Eurasia are currently quoted on the OTC Bulletin Board under the symbol "EUEN".  Following the conversion, the shares of Eurasia will continue to be quoted on the OTC BB.  It is anticipated that listing of the shares of Eurasia on the OTC Bulletin Board will continue uninterrupted up to and through the closing of the conversion.  Given that Eurasia simply continues with the existing business, assets and liabilities upon completion of the conversion, it is not anticipated that the conversion will positively or negatively affect the market for Eurasia's securities.

U.S. Federal Income Tax Consequences

United States Income Tax Consequences of the Transfer to Anguilla B.W.I.

The following is a summary of United States federal income tax consequences generally applicable to a U.S. holder of our common shares with respect to the transfer to Anguilla, B.W.I.  This summary addresses all material United States federal income tax matters but does not take into account or anticipate any state, local or foreign tax considerations.

The following summary is based upon the sections of the Internal Revenue Code of 1986, U.S. Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time.

This commentary is generally applicable to a holder of our common shares who is a U.S. citizen or U.S. resident individual, a U.S. domestic corporation or partnership, or a U.S. trust or estate.  This summary does not address the tax consequences to persons subject to highly specialized provisions of United States federal income tax law.  This summary is applicable to our shareholders who hold their shares as capital property and who deal at arm's length with us.

THIS SUMMARY OF U.S. TAX CONSEQUENCES IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF OUR COMMON SHARES.  ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSFER TO ANGUILLA, B.W.I.

Consequences to the Company

General

The transfer of our jurisdiction would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to an Anguilla B.W.I. corporation.  We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property.  After we become an Anguilla B.W.I. corporation, we will be subject to U.S. withholding tax on any dividends paid to us by a U.S. corporation, as well as a 30% withholding tax on interest we get from any investments in U.S. debt securities.

Upon the consummation of the conversion, our company will be taxed as an Anguilla corporation.  The American Jobs Creation Act of 2004 includes provisions the effect of which is to treat certain corporations that undergo “inversion transactions” as United States corporations.  As a result, future income would be subject to United States income tax.  While we believe that these provisions should not apply to the conversion, there is a risk that the Internal Revenue Service would interpret the rules so as to treat our company as a United States corporation.

Consequences to Shareholders

Tax matters are often complicated and the tax consequences to you from the transfer will depend in part on the facts of your own situation.  You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the transfer.  If you are a U.S. resident shareholder, the conversion will generally result in no recognized gain for U.S. federal income tax purposes.

No gain or loss will be recognized by our shareholders for tax purposes as a result of the conversion.  Any capital gain on converted shares in the future would be taxable to the U.S. resident individual shareholders at the then prevailing capital gains tax rates.  U.S. corporate shareholders would be taxable in the U.S. at regular U.S. corporate tax rates.  This discussion does not constitute a formal opinion and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.

Appraisal Rights of Dissenting Stockholders of Eurasia

A copy of the dissent and appraisal rights provided in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes is attached as Exhibit 4.1 to this information statement/prospectus.

Under NRS 92A.380, our stockholders will be entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of our common stock if the conversion is effected.  For this purpose, the "fair value" of a dissenter’s shares will be the value of the shares immediately before the effectuation of the conversion, excluding any appreciation or depreciation in anticipation of the conversion unless exclusion would be inequitable.  A stockholder who is entitled to so dissent and obtain such payment may not challenge the conversion, unless the action is unlawful or fraudulent with respect to him or the company.

A stockholder of record may assert dissenter’s appraisal rights as to fewer than all of our shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenter’s appraisal rights.  The rights of a partial dissenter will be determined as if the shares as to which he or she dissents, and his or her other shares were registered in the names of different stockholders.

A beneficial stockholder may assert dissenter’s appraisal rights as to our shares held on his or her behalf only if:

-

the beneficial stockholder submits to the company the written consent of the stockholder of record to the dissent and appraisal not later than the time the beneficial stockholder asserts dissenter’s appraisal rights; and

-

the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

If a stockholder of record of our company (the "Dissenting Stockholder") wishes to exercise his, her or its dissent and appraisal rights, we are required to provide the Dissenting Stockholder a dissenter’s appraisal notice advising them of their appraisal rights as contemplated by NRS 92A.410.  The form of dissenter's appraisal notice is attached as Exhibit 4.2 to this information statement/prospectus.  NRS 92A.430 provides, among other things, that the dissenter’s appraisal notice must be sent no later than 10 days after the effectuation of the corporate action.  The conversion will not be effected for a minimum of 20 days following mailing of this information statement to stockholders of Eurasia.  The dissenter's appraisal notice must:

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state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

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inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

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supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date; and

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be accompanied by a copy of NRS 92A.300 to NRS 92A.500, inclusive.

NRS 92A.440 provides that a stockholder to whom a dissenter’s appraisal notice is sent must:

-

demand payment;

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certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be said in the dissenter’s notice for the certification; and

-

deposit his certificates, if any, in accordance with the terms of the notice.

Any stockholder who does not demand payment or deposit his, her or its certificates where required, each by the date set forth in the dissenter’s appraisal notice, will not be entitled to payment for his, her or its shares under the Nevada Revised Statutes.

Subject to certain exceptions, within 30 days after receipt of a demand for payment from a dissenting stockholder, we will be required by NRS 92A.460 to pay to the dissenter the amount that we estimate to be the fair value of his shares and accrued interest.  The obligation that we have in this regard may be enforced by the appropriate district court of the county in the State of Nevada.

If a dissenter believes that the amount offered by the company is less than the fair value of the dissenter’s shares, the dissenter may under NRS 92A.480 notify the company in writing of his or her own estimate of the fair value of the shares and the amount of interest due; and demand payment of such fair value and interest.

A dissenter will be deemed to have waived his or her right to demand payment pursuant to NRS 92A.480 unless the dissenter notifies the company of his or her demand in writing within 30 days after the company has made or offered payment for the shares.

Under NRS 92A.490, if a dissenter’s demand for payment remains unsettled, we will be required to commence a proceeding in the appropriate court of the county where our registered office is located within 60 days after receiving the demand, and to petition the court to determine the fair value of the shares and accrued interest.  If we do not commence the proceeding within the 60 day period, we must pay each dissenter whose demand remains unsettled the amount demanded.

All dissenters, whether or not residents of Nevada, whose demands remain unsettled, will be named as parties to the proceeding as in an action against their shares.  All parties must be served with a copy of the petition.  Non-residents may be served by registered or certified mail or by publication as provided by Nevada law.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The dissenting appraisers will be entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds is the fair value of his or her shares, plus interest, exceeds the amount paid by the company.

The court in a proceeding to determine fair value is required by Nevada law to determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against the company, but retains discretion to assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

Exercising Dissent Rights

If a stockholder wishes to exercise his, her or its dissent and appraisal rights, the stockholder must send to the company (at the address set out below) a written notice (a form of which is attached as Exhibit 4.2 demanding payment.

The stockholder must also send any certificates representing our shares to the address set out below.

All written notices and share certificates should be sent to:

Gerald R. Tuskey, Personal Law Corporation

Suite 1003, 409 Granville Street

Vancouver, B.C.

V6C 1T2   Canada

Telephone:  (604) 681-9588

Any stockholder who does not demand payment or deposit his, her or its certificates by the date set forth in the dissenter's appraisal notice will not be entitled to payment for his, her or its shares under the Nevada Revised Statutes.

TERMS OF THE PLAN OF CONVERSION AND RELATED TRANSACTIONS

General

The terms of our conversion are set out in detail in the plan of conversion attached as Exhibit 2.1 to this information statement/prospectus.  The following is a summary of the principal terms of the plan of conversion.

Each common share of Eurasia issued and outstanding immediately before the effective date of the conversion other than shares of Eurasia for which appraisal rights are perfected, will, by virtue of the conversion and without any action by Eurasia stockholders, remain as one fully paid and non-assessable common share of Eurasia.  Eurasia will be governed by the laws of Anguilla, British West Indies.  The corporate existence of Eurasia with all of its assets and liabilities will continue unaffected and unimpaired by the conversion.

Management and Operations After the Conversion

There will be no changes in management or operations of our company following the conversion.  The directors are elected at each Annual General Meeting and their term of office is for the year until the next Annual General Meeting.  Our officers and directors are as follows:

Name	Age	Position
Nicholas W. Baxter	52	President, Chief Executive Officer and Director
Gerald R. Tuskey	47	Chief Financial Officer and Director
Roger Thomas	61	Director

Nicholas W. Baxter has served as a Director of our company since March 31, 2005.  Mr. Baxter has served as our President and Chief Executive Officer since November 28, 2005.  Mr. Baxter has a 20 year career in international resource exploration and development.  Originally trained as a geophysicist, Mr. Baxter received a Bachelor of Science (Honors) from the University of Liverpool in 1975.  Mr. Baxter has worked on geophysical survey and exploration projects in the U.K., Europe, Africa and the Middle East.  From 1981 to 1985, Mr. Baxter worked for Resource Technology plc, a geophysical equipment sales/services company.  Resource Technology plc went public on the USM in London in 1983 and graduated to the London Stock Exchange in 1984.  Mr. Baxter was a non-executive director with Ocean Marine Technologies, Inc. from 1987 to 1990.  Ocean Marine Technologies, Inc. was involved in offshore gold exploration and light manufacturing and went public on the Vancouver Stock Exchange in 1986.  Mr. Baxter was Chief Operating Officer and a director of A&B Geoscience Corporation (now Arawak Energy Corporation) from 1992 to 2002.  During this period, A&B Geoscience Corporation negotiated and managed the first seismic survey in the Caspian Sea by a western contractor.  Additionally, A&B Geoscience Corporation, under Mr. Baxter’s guidance, secured the first onshore production sharing agreement in Azerbaijan in 1998.  A&B Geoscience Corporation became controlled by a private Swiss oil trading firm in 2002.

Gerald R. Tuskey has served as our Chief Financial Officer and Director since October 20, 2003.  For the past 14 years, Mr. Tuskey has worked as a self-employed corporate/securities lawyer based in Vancouver, British Columbia.  Before establishing his own independent practice, Mr. Tuskey was employed as an associate lawyer by firms in Calgary and Vancouver.  Mr. Tuskey has 20 years experience in providing securities and corporate law counsel to a wide variety of domestic and international publicly traded clients.  Mr. Tuskey is a former director and corporate secretary of Arawak Energy Corporation (formerly A&B Geoscience Corporation) which is a publicly listed oil and gas exploration and development company.  Mr. Tuskey was a director of Arawak Energy Corporation from 1993 to 2001.  Mr. Tuskey takes primary responsibility for our company's capital structuring, financing activities and corporate and regulatory filings and compliance.

Roger Thomas has served as our director since March 24, 2006.  Roger Thomas was born in Cardiff in 1945.  He was educated in Wales and at The Leys School, Cambridge.  In 1968, after four years study at the School of Oriental and African Studies (SOAS) of London University, he obtained an Honours Degree in Turkish.

Mr. Thomas joined the Foreign Office in 1968 and first spent three years in London dealing with international maritime law and continental shelf delimitation of all British territories overseas.  In 1971, was posted to the Chancery (the political section) at the British Embassy in Cairo where he dealt with internal and economic affairs of Egypt (and the Yom Kippur War of October 1973).  Between 1974 and 1978 he served at the British Mission to the EC in Brussels and was spokesman for environmental legislation (mainly concerning permissible levels of industrial discharges to air and water).  There followed a three-year term in Turkey as HM Consul, a politically sensitive post after the Timothy Davy case and Midnight Express.

In 1982 Mr. Thomas was posted back to London where he served in the legal affairs division of European Communities Department with responsibility for parliamentary scrutiny of EC legislation.  In 1986 he started an eight year period of living in Germany, first as Commercial Consul in Frankfurt and later as Consul-General in Stuttgart.  This brought him many years of contact with the banking sector (Deutsche, Dresdner and Commerz Banks in particular) and with German industry (Bosch, Daimler, Porsche, etc).

In 1993 Mr. Thomas returned to the Foreign Office in London where he headed a team of analysts on Iraqi WMD.  He was in charge of all British personnel taking part in UNSCOM weapons inspections in Iraq.

From August 1997 to October 2000, Mr. Thomas served as British Ambassador at Baku, Azerbaijan.  The politics of the Caucasus, good government/human rights, and issues relating to oil and pipelines were the most pressing matters of the time.  He was awarded the CMG (Companion of the order of St Michael and St George) in 2000.  After leaving Baku, he was seconded to the Digital Business Division of BP for six months.

Mr. Thomas’s final diplomatic post was as Consul-General in San Francisco where he was custodian of British commercial interests in California, Nevada, Oregon, Washington, Idaho, Montana and Alaska.  He speaks German, French, Turkish and Azerbaijani.

Treatment of Stock, Options and Warrants in the Conversion

Each share of common stock of Eurasia issued and outstanding prior to the effective date of the conversion other than shares for which appraisal rights are perfected, shall, by virtue of the conversion and without any action by Eurasia or the holders of Eurasia shares remain as one fully paid and non-assessable common share of Eurasia.  All options and warrants of Eurasia which are outstanding as at the effective date of the conversion will remain on exactly the same terms and conditions and with exactly the same rights and privileges.

Exchange of Certificates

Each outstanding share certificate representing shares of Eurasia common stock that are not dissenting shares, will be deemed for all purposes to represent the same number of whole shares of Eurasia common stock before the conversion and after the conversion.  Holders of Eurasia common stock share certificates are not required to surrender their share certificates.  After the effective date of the conversion, any holder of an outstanding certificate representing non dissenting shares of Eurasia may at the stockholder's option, surrender those certificates to the Company's transfer agent, Nevada Agency & Trust Company, Suite 880, 50 West Liberty Street, Reno, Nevada   89501.  Upon surrender, each stockholder will be entitled to receive in exchange for its certificates, new certificates of Eurasia which will have imprinted thereon the Company’s new jurisdiction and CUSIP number.  All registered owners of Eurasia common shares remain entitled to exercise any voting or other rights with respect to their shares and to receive dividends and other distributions upon the shares of Eurasia until such time as the stockholder surrenders his or her certificates of Eurasia.

Effective Time

The conversion will be effected no sooner than 20 days following the effective date of this information statement/prospectus and mailing of this information statement/prospectus to stockholders of Eurasia.  No material uncertainty exists as to any of the conditions to closing of the conversion.

Accounting Treatment

The conversion is expected to be accounted for as a reorganization transaction for financial reporting purposes.  As a result, the financial statements will continue to be issued under the name of Eurasia Energy Limited and are considered a continuation of the financial statements of the Company as a Nevada entity and therefore the assets and liabilities are recorded in Eurasia financial statements at their historical value.

U.S. Federal Income Tax Consequences

Tax Consequences for Eurasia

The transfer would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to an Anguilla B.W.I. corporation.  We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property.  After we become an Anguilla B.W.I. corporation, we will be subject to U.S. withholding tax on any dividends paid to us by a U.S. corporation, as well as a 30% withholding tax on interest we get from our investments in U.S. debt securities.

Tax consequences for Eurasia shareholders.

Tax matters are often complicated and the tax consequences to you from the transfer will depend in part on the facts of your own situation.  You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the transfer.  If you are a U.S. resident shareholder, the transfer of shares will generally result in no recognized gain for U.S. federal income tax purposes.

For a further discussion of the U.S. federal income tax consequences of these transactions, see “The Conversion — United States Income Tax Consequences of the Transfer to Anguilla, B.W.I.”.  This discussion does not constitute a formal opinion and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.  Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you.

You should consult your tax advisor for a full explanation of the tax consequences of the conversion to you.

PRO FORMA FINANCIAL INFORMATION

Due to the fact that Eurasia is simply being continued to Anguilla, B.W.I. and is undergoing no other corporate or business changes, there will be no difference in the presentation of the pro forma financial statements or the unaudited financial statements for the period ended March 31, 2007.

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$370,945	$515,312
Interest receivable	504	751
Prepaid expenses	4,892	2,734
Total Current Assets	376,341	518,797

Fixed assets, net	62,406	66,233

Total Assets	$438,747	$585,030

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$9,120	$56,682

Common stock, par value $0.001, authorized 100,000,000 shares; issued and outstanding 20,315,135 shares (March 31, 2007 and December 31, 2006)	20,315	20,315
Additional paid-in capital	4,629,709	4,629,709
Accumulated deficit	(9,066)	(9,066)
Deficit accumulated during the exploration stage	(4,211,331)	(4,112,610)
Total Stockholders’ Equity	429,627	528,348

Total Liabilities and Stockholders’ Equity	$438,747	$585,030

INTERESTS OF NAMED EXPERTS AND COUNSEL

With the exception of Gerald R. Tuskey, no named expert or counsel for Eurasia has or will receive a substantial interest, direct or indirect, in our company.  Mr. Tuskey acts as our Canadian legal counsel as well as our Chief Financial Officer and a director.  Mr. Tuskey is the registered and beneficial owner of 1,000,000 common shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

THE COMPANY WHICH IS CONVERTING

B.

INFORMATION ABOUT EURASIA

BUSINESS

Introduction

We are engaged in oil and gas exploration.  We entered into a memorandum of understanding (“MOU”) with the State Oil Company of the Azerbaijan Republic (“SOCAR”) which granted our company the exclusive right to negotiate an Exploration, Rehabilitation, Development and Production Sharing Agreement (“ERDPSA”) for a 600 square kilometer oil and gas block (the “Block”) in the Republic of Azerbaijan.  The effective date of the original MOU was December 7, 2005.  This MOU expired on December 7, 2006.  In the event that we successfully defend the lawsuit against our company relating to the Block (See Legal Proceedings), management may seek to re-establish negotiations with SOCAR.  The Block includes the producing Alyat-Deniz oil and gas field and seven additional exploration structures namely, the Hamamdag-Deniz, Garasu, Sangi-Mugan, Ulfat, Aran-Deniz, Dashly and Sabayil structures.  The Block is located in the shallow coastal waters of the Azerbaijan sector of the Caspian Sea approximately 70 kilometers south of the Azerbaijan capital of Baku.

During the quarter ended September 30, 2006, we completed all field work necessary to conclude the development plan for our Block.  Two visits were made to the Azerbaijan capital of Baku in September, 2006 by management of Eurasia and Eurasia’s consultants, TRACS International Consultancy Ltd. (“TRACS”) and Genesis Oil and Gas Consultants Ltd. (“Genesis”).  During the first site visit, management and TRACS met with SOCAR’s head office personnel, and the geologists and petroleum engineers working for (a) SOCAR’s offshore exploration unit responsible for the Block and (b) SOCAR’s offshore field development, production and maintenance unit responsible for the Alyat producing field and the non-producing Garasu field.  Discussions focused on the analysis of data and information supplied by SOCAR to date and identified further information and data regarding geology, structure of the fields, exploration targets and drilling and production history of wells drilled to date.  There were also initial discussions regarding the current and historic costs of developing and operating the producing fields on the Block as the basis for future economic estimates and negotiations for the ERDPSA.

The second site visit to Baku occurred at the end of September, 2006.  Management and TRACS were accompanied by a specialist facilities engineer from Genesis.  The main purpose of this visit was to inspect the offshore platforms and oil and gas producing facilities in the Alyat field, and SOCAR’s on-shore oil and gas terminal serving the field.  SOCAR provided Eurasia’s team with a supply vessel and crew for the trip to the offshore Alyat field.  The team had the opportunity to inspect various oil and gas producing platforms, gas injection, treatment separation and distribution facilities as well as the recently completed well number 87 and the recently spudded well number 88.  The Eurasia team also visited a SOCAR oil and gas terminal which receives, treats, stores and delivers oil and gas from a number of SOCAR offshore and onshore fields.  The team inspected the terminal’s complete installation from the landfall of the pipelines coming from the Alyat field to the oil and gas export delivery points.  This inspection included oil separation and treatment plants and storage tanks.

In November, 2006, management met with SOCAR officials in Baku and notified SOCAR in writing that the Company had completed its development plan and was ready to enter into negotiations for the main principals of the ERDPSA.  Management was informed by SOCAR officials that the lawsuit brought by Commonwealth fully described in “Legal Proceedings” of Part I of this Form S-4, materially prejudiced our Company’s opportunity to either extend the MOU or to enter into negotiations for the main principals of an ERDPSA.  Despite having completed our development plan in 2006 and being ready, willing and able to commence negotiations on the main principals of the ERDPSA before the MOU expired, SOCAR declined to negotiate with our Company and the current MOU expired on December 7, 2006.

The lawsuit brought by Commonwealth against our Company (see “Legal Proceedings” of Part I) has resulted in a temporary suspension of our Plan of Operation.  Our chances of successfully re-establishing negotiations with SOCAR are completely uncertain.  We have sufficient funds on hand to complete our defense of the current lawsuit however, our low share price and lack of investor confidence in our management team to secure a firm deal in Azerbaijan makes additional equity financing impossible at this time.

We will continue to conserve our cash reserves through 2007.  The principal focus of management will be the defense of the lawsuit brought by Commonwealth.  The trial of this matter is currently schedule to commence August 28, 2007.

Our company’s entry into the MOU with SOCAR and change of business did not result in the issuance of any equity or debt securities by our company.  The transaction did not constitute a reverse takeover or “back door listing”.

We do not expect any changes in the number of our employees over the next 12 months.  We will not be purchasing any plant or significant equipment over the next 24 months.  We have sufficient funds on hand for the next 24 months and these funds will allow us to execute the Plan of Operation described in this Registration Statement.  Our current management team will satisfy our requirements for the next 24 months.  Our President and C.E.O., Mr. Nicholas W. Baxter, works full time on our company's affairs.  Our C.F.O., Mr. Gerald R. Tuskey, spends approximately 50 hours per month on our company's affairs.

References in this prospectus/information statement to “the Company,” “we,” “us,” and “our” refer to Eurasia.

Our executive offices are located at Downiehills, Blackhills, Peterhead, Aberdeenshire, Scotland, AB42 3LB, United Kingdom.  Our telephone number is +44 (0)7881 814431.  Our corporate and administrative offices are located at Suite 1003, 409 Granville Street, Vancouver, B.C., V6C 1T2.

History and Corporate Structure

The Company was originally incorporated in the State of Nevada on October 20, 2003 under the name “Pacific Alliance Ventures Ltd.” with an authorized share capital of 100,000,000 shares of common stock with a $0.0005 par value per share.

On December 31, 2003, we issued 9,905,100 common shares at $0.01 per share to 58 subscribers.  9,872,100 of these shares were issued under Regulation S and 33,000 of these shares were issued under Rule 506 of Regulation D.  None of the purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.  The purchasers who received shares under Rule 506 of Regulation D warranted their eligibility as an "Accredited Investor" as that term is defined in Regulation D.

On February 21, 2005, the Company effected a one for two forward share split increasing its issued and outstanding common shares and increasing the common share par value to $0.001.

On April 14, 2005, the Company completed a private placement of 254,935 common shares at $0.50 per share which raised gross proceeds of US$127,467.50.  Proceeds of this private placement have been used for general working capital.  The private placement was completed under Regulation S.  None of the purchasers that received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S and no sales efforts were conducted in the U.S. in accordance with Rule 903(c).

On November 28, 2005, our directors approved a change of our name from “Pacific Alliance Ventures Ltd.” to “Eurasia Energy Limited”.  Also on November 28, 2005, shareholders of our company owning 54.81% of our issued common shares approved the proposed name change by consent resolution.  We filed proxy materials on form Schedule 14C with the U.S. Securities and Exchange Commission disclosing the proposed action to change our name by consent resolution of the majority of shareholders.  The change of the Registrant’s name to “Eurasia Energy Limited” results from management’s decision to pursue exploration and development opportunities in the oil and gas industry where management has previous operational experience.

On February 15, 2006, the Company completed a private placement of 250,000 units at $3.00 per unit, each unit being comprised of one common share and one warrant to acquire one additional common share of the Company at a price of $4.00 per share until February 15, 2007 which raised gross proceeds of US$750,000.  Proceeds of this private placement are being used for general working capital.  The private placement was completed under Regulation S.  The purchaser that received shares under Regulation S is not a U.S. Person as defined in Rule 902(k) of Regulation S and no sales efforts were conducted in the U.S. in accordance with Rule 903(c).

On June 20, 2007, the Company announced a $1 million private placement consisting of 4,000,000 units at $0.25 per unit.  Each unit consists of one common share and one warrant to acquire one additional common share at $0.25 per share for two years following closing.  As of the date of this registration statement the Company’s lawyer has received US$940,000 in trust with respect to this private placement but the financing has not yet closed.  Closing is expected to occur on or before July 31, 2007.

The Company’s common shares are currently quoted on the National Association of Securities Dealers' Over-The-Counter Bulletin Board ("OTCBB") under the symbol “EUEN”.  We have not been subject to any bankruptcy, receivership or other similar proceedings.

Employees

As of July 18, 2007, the Company had three part-time employees, not including temporary personnel, consultants, and independent contractors.  None of our employees is represented by a labor union.

We are substantially dependent upon the continued services and performance of Nicholas W. Baxter, our President and Chief Executive Officer.  The loss of the services of this key individual would have a material adverse effect on our business, financial condition and results of operations.

Trademarks and Intellectual Property Protection

The Company has no trademarks and does not require intellectual property protection.

DESCRIPTION OF PROPERTY

The Company's offices in Aberdeenshire, Scotland are provided rent free by the Company’s President and Chief Executive Officer.  The Company’s offices in Vancouver, B.C. are provided by the Company’s Chief Financial Officer for a monthly rental of $500.  The Company rents an apartment/office in Baku, Azerbaijan at a monthly cost of US$1,200.  The lease is month to month.  We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed.  Other than described above, the Company presently does not own or lease any other property or real estate.

LEGAL PROCEEDINGS

On September 25, 2006, our company and our Chief Executive Officer, Nicholas W. Baxter were served in a law suit commenced in the Court of Session in Edinburgh, Scotland.  Our company and Mr. Baxter were sued by Arawak Energy Corporation (“Arawak”) and its wholly owned subsidiary, Commonwealth Oil & Gas Company Limited (“Commonwealth”).  Mr. Baxter was a director of Arawak until May 5, 2003.  Mr. Baxter was periodically a director of Commonwealth until February, 2006.  Eurasia is not associated with or connected to Arawak or Commonwealth in any business or contractual context.  Arawak and Commonwealth alleged that in the course of his directorship, Mr. Baxter breached his fiduciary duty as a director and accessed and used confidential information relating to Arawak and Commonwealth oil and gas properties in Azerbaijan for the purpose of securing the Company’s MOU for its Block in Azerbaijan.  Eurasia has been made a party to the action as an alleged knowing recipient of confidential information and of a commercial opportunity diverted to it in breach of fiduciary duty.  Arawak and Commonwealth were seeking US$17.2 million in damages from Mr. Baxter, a declaration that Eurasia holds its MOU in trust for the benefit of Arawak and Commonwealth and an accounting of profits failing which payment of US$100 million or alternatively damages against Mr. Baxter and Eurasia for breach of confidence in the same amount.  Our company and Mr. Baxter retained joint counsel and filed an appearance and defense.

On February 22, 2007, Arawak and Commonwealth amended their pleadings to remove the allegations of misappropriation of confidential information and breach of confidence and the principal pursuer, Arawak Energy Corporation, has removed itself from the action.  In the alternative to the claim for an accounting of profits, there was added a claim for damages in the amount of US$100 million against Mr. Baxter and Eurasia in respect of the alleged breach of fiduciary duty.

Our company is optimistic that the claims against it and Nicholas Baxter will be defended successfully.  However, the outcome of litigation is often uncertain and the matter remains before the Scottish Courts.  A three week trial is schedule to commence August 28, 2007.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our audited financial statements and notes thereto and the interim unaudited financial statements and notes thereto, with “Plan of Operation” and with other financial data included elsewhere in this prospectus/information statement.  The statement of operations data for the year ended December 31, 2006, and the balance sheet data as of December 31, 2006, are derived from our audited financial statements, which have been audited by Peterson Sullivan, PLLC, independent auditors.

The independent auditors’ reports appearing in the Company's Form 10KSB contain explanatory paragraphs that state that the Company’s losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.  The financial statements and the selected financial data do not include any adjustments that might result from the outcome of that uncertainty.

The statement of operations data for the years ended December 31, 2005 and December 31, 2006, and the balance sheet data as of December 31, 2006 and 2005, are derived from audited financial statements.  The historical results are not necessarily indicative of results to be expected in any future period.

The unaudited statement of operations data for the periods ended March 31, 2007, and the unaudited balance sheet data as of March 31, 2007, are derived from our form 10QSB as filed with the Securities Exchange Commission.

	For the Years Ended December 31, 2005 and 2006 and for the Period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2006
	2006	2005	Cumulative During the Exploration Stage
Statement of Operations Data:
Revenue	$-	-	-
Expenses
Travel	74,893	8,111	83,004
Consulting	168,721	3,030	171,751
Data Acquisition Cost	19,300		19,300
General and Administrative – related party	24,853		24,853
General and Administrative	160,512	2,457	162,969
Stock-based compensation	3,675,633		3,675,633
	4,123,912	13,598	4,137,510
Operating Loss	(4,123,912)	(13,598)	(4,137,510)
Other income and expenses Interest income	24,900	-	24,900
Loss from continuing operations	(4,099,012)	(13,598)	(4,112,610)
Discontinued operations	-	(22,367)	-
Net Loss	$(4,099,012)	(35,965)	(4,112,610)

Net loss per common share (basic and fully diluted)
Continuing operations	$(0.20)	(0.00)
Discontinued operations	(0.00)	(0.00)
Net loss per common share	$(0.20)	(0.00)
Weighted average number of common Shares outstanding	20,284,313	19,999,481

	Year Ended December 31
	2005	2006
Balance Sheet Data:
ASSETS
Current Assets:
Cash	$197,327	$515,312
Accounts receivable, related party	5,000	-
Interest receivable	-	751
Prepaid expenses	-	2,734
Income tax receivable	-	-
Total current assets	$202,327	$518,797

Fixed assets, net	-	66,233

Total Assets	202,327	585,030
LIABILITIES AND STOCHOLDERS’ EQUITY
Accounts Payable and accrued expenses	$300	$22,336
Accounts payable and accrued expenses – related party	300	34,346
Total Current Liabilities	600	56,682

Stockholders’ Equity
Common stock par value $.001, authorized 100,000,000 shares;	10,033	20,315
Additional paid-in capital	214,358	4,629,709
Accumulated deficit	(9,066)	(9,066)
Deficit accumulated during the exploration stage	(13,598)	(4,112,610)
Retained earnings	-	-
Total stockholders’ equity	201,727	528,348
Total liabilities and stockholders’ equity	$202,327	$585,030

SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Results of Operation

The following tables present the Company’s unaudited quarterly results of operations for the quarter ended March 31, 2007.  This data has been derived from unaudited financial statements that have been prepared on the same basis as the annual audited financial statements and, in our opinion, include all normal recurring adjustments necessary for the fair presentation of such information.  These unaudited quarterly results should be read in conjunction with our audited financial statements for the year ended December 31, 2006.

			Cumulative
			During the
	Three months ended March 31,		Exploration
(Expressed in U.S. Dollars)	2007	2006	Stage

Revenue	$-	$-	$-

Expenses
Consulting	1,000	-	172,751
Data acquisition cost	-	19,300	19,300
General and administrative	73,950	26,566	236,919
General and administrative - related party	4,037	3,090	28,890
Travel	24,032	3,000	107,036
Stock-based compensation	-	-	3,675,633
	103,019	51,956	4,240,529

Operating Loss	(103,019)	(51,956)	(4,240,529)

Other income and expenses
Interest income	4,298	2,762	29,198

Net loss	$(98,721)	$(49,194)	$(4,211,331)

Net loss per common share (basic and fully diluted)	$(0.00)	$(0.00)

Weighted average number of common
shares outstanding	20,315,135	20,190,135

Management's Plan of Operation

The following Plan of Operation contains forward-looking statements that involve risks and uncertainties, as described below.  Eurasia Energy Limited (the “Company”, “we”, or “us”) actual results could differ materially from those anticipated in these forward-looking statements.  The following discussion should be read in conjunction with the unaudited financial statements and notes thereto and the Plan of Operation included in our Form 10QSB for the quarter ended March 31, 2007.

Our unaudited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Forward-Looking Statements

This report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

We are engaged in oil and gas exploration.  We entered into a memorandum of understanding (“MOU”) with the State Oil Company of the Azerbaijan Republic (“SOCAR”) which granted our company the exclusive right to negotiate an Exploration, Rehabilitation, Development and Production Sharing Agreement (“ERDPSA”) for a 600 square kilometer oil and gas block (the “Block”) in the Republic of Azerbaijan.  The effective date of the original MOU was December 7, 2005.  This MOU expired on December 7, 2006.  In the event that we successfully defend the lawsuit against our company relating to the Block (See Legal Proceedings), management may seek to re-establish negotiations with SOCAR.  The Block includes the producing Alyat-Deniz oil and gas field and seven additional exploration structures namely, the Hamamdag-Deniz, Garasu, Sangi-Mugan, Ulfat, Aran-Deniz, Dashly and Sabayil structures.  The Block is located in the shallow coastal waters of the Azerbaijan sector of the Caspian Sea approximately 70 kilometers south of the Azerbaijan capital of Baku.

During the quarter ended September 30, 2006, we completed all field work necessary to conclude the development plan for our Block.  Two visits were made to the Azerbaijan capital of Baku in September, 2006 by management of Eurasia and Eurasia’s consultants, TRACS International Consultancy Ltd. (“TRACS”) and Genesis Oil and Gas Consultants Ltd. (“Genesis”).  During the first site visit, management and TRACS met with SOCAR’s head office personnel, and the geologists and petroleum engineers working for (a) SOCAR’s offshore exploration unit responsible for the Block and (b) SOCAR’s offshore field development, production and maintenance unit responsible for the Alyat producing field and the non-producing Garasu field.  Discussions focused on the analysis of data and information supplied by SOCAR to date and identified further information and data regarding geology, structure of the fields, exploration targets and drilling and production history of wells drilled to date.  There were also initial discussions regarding the current and historic costs of developing and operating the producing fields on the Block as the basis for future economic estimates and negotiations for the ERDPSA.

The second site visit to Baku occurred at the end of September, 2006.  Management and TRACS were accompanied by a specialist facilities engineer from Genesis.  The main purpose of this visit was to inspect the offshore platforms and oil and gas producing facilities in the Alyat field, and SOCAR’s on-shore oil and gas terminal serving the field.  SOCAR provided Eurasia’s team with a supply vessel and crew for the trip to the offshore Alyat field.  The team had the opportunity to inspect various oil and gas producing platforms, gas injection, treatment separation and distribution facilities as well as the recently completed well number 87 and the recently spudded well number 88.  The Eurasia team also visited a SOCAR oil and gas terminal which receives, treats, stores and delivers oil and gas from a number of SOCAR offshore and onshore fields.  The team inspected the terminal’s complete installation from the landfall of the pipelines coming from the Alyat field to the oil and gas export delivery points.  This inspection included oil separation and treatment plants and storage tanks.

In November, 2006, management met with SOCAR officials in Baku and notified SOCAR in writing that the Company had completed its development plan and was ready to enter into negotiations for the main principals of the ERDPSA.  Management was informed by SOCAR officials that the lawsuit brought by Commonwealth fully described in “Legal Proceedings” of Part I of our Form S-4, materially prejudiced our company’s opportunity to either extend the MOU or to enter into negotiations for the main principals of an ERDPSA.  Despite having completed our development plan in 2006 and being ready, willing and able to commence negotiations on the main principals of the ERDPSA before the MOU expired, SOCAR declined to negotiate with our company and the current MOU expired on December 7, 2006.

The lawsuit brought by Commonwealth against our company (see “Legal Proceedings” in Part I) has resulted in a temporary suspension of our Plan of Operation.  Our chances of successfully re-establishing negotiations with SOCAR are completely uncertain.  We have sufficient funds on hand to complete our defense of the current lawsuit, however, our low share price and lack of investor confidence in our management team to secure a firm deal in Azerbaijan makes additional equity financing impossible at this time.

We will continue to conserve our cash reserves through 2007.  The principal focus of management will be the defense of the lawsuit brought by Commonwealth.  The trial of this matter is currently schedule to commence August 28, 2007.

Our company’s entry into the MOU with SOCAR and change of business did not result in the issuance of any equity or debt securities by our company.  The transaction did not constitute a reverse takeover or “back door listing”.

We do not expect any changes in the number of our employees over the next 12 months.  We will not be purchasing any plant or significant equipment over the next 24 months.  We have sufficient funds on hand for the next 12 months and these funds will allow us to execute the Plan of Operation described in this Form 10-QSB.  Our current management team will satisfy our requirements for the next 24 months.  Our President and C.E.O., Mr. Nicholas W. Baxter, works full time on our company's affairs.  Our C.F.O., Mr. Gerald R. Tuskey, spends approximately 50 hours per month on our company's affairs.

Liquidity and Capital Resources

The Company does not yet have an adequate source of reliable, long-term revenue to fund operations.  As a result, the Company is reliant on outside sources of capital funding.  There can be no assurances that the Company will, in the future, achieve a consistent and reliable revenue stream adequate to support continued operations.  In addition, there are no assurances that the Company will be able to secure adequate sources of new capital funding, whether it is in the form of share capital, debt, or other financing sources.

There can be no assurances that additional capital will be available when we need it on terms that we consider acceptable.  The auditors’ report on the Company’s December 31, 2006 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Audit Committee

The Company’s audit committee is the Board of Directors.  The audit committee meets annually via teleconference or in person to review and approve the Company’s financials statements for the fiscal year ended December 31.

Quantitative and Quantitative Disclosures About Market Risk

As of March 31, 2007, the Company had not entered into or acquired financial instruments that have material market risk.  The Company has no financial instruments for trading purposes, or derivative or other financial instruments with off balance sheet risk.  All financial liabilities are due within the next twelve months and are classified as current liabilities in the consolidated balance sheet included in this information statement/prospectus.

The Company is exposed to foreign currency exchange risk due to the fact that the Company has operations in Canada, the United Kingdom and Azerbaijan.  To date, the Company has not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar, British Pound Sterling or other foreign currencies and our reporting currency, the United States dollar.

C.

COMPARISON OF STOCKHOLDER RIGHTS

General

Eurasia is a corporation organized under the laws of the State of Nevada and is subject to the laws of the Nevada Revised Statutes.  On effect of the conversion, Eurasia will become organized under the laws of Anguilla, British West Indies and will be subject to the International Business Companies Act of Anguilla.  There are some differences in the articles of incorporation and bylaws of Eurasia as an Anguillan corporation.  These differences are discussed below.

The changes that will effect our stockholders as a result of the merger are due to differences between Nevada and Anguilla B.W.I. law.  We believe that these differences will not result in any material modification of our stockholder’s rights, as the laws respecting stockholder’s rights in Nevada and Anguilla B.W.I. are substantially similar in most respects.

Capitalization

Anguilla  Eurasia will be authorized to issue 100,000,000 shares of common stock.

Nevada  Eurasia is currently authorized to issue 100,000,000 shares of common stock.  As of July 18, 2007, there were 20,315,135 shares of common stock outstanding.

As of July 11, 2007, there were no outstanding warrants.  In addition, options to purchase 3,250,000 shares of common stock at a price of $0.25 were outstanding under the Eurasia corporate stock option plan.  The conversion will not affect any outstanding options or warrants of Eurasia.

The Company has announced a private placement financing of 4,000,000 units at $0.25 per unit.  In the event this financing closes, the Company will have 4,000,000 warrants issued entitling the holders thereof to acquire 4,000,000 common shares of the Company at $0.25 per share for a two year period from closing.

Voting Rights

Anguilla  Under its bylaws, each holder of Eurasia common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Nevada  Under its bylaws, each holder of Eurasia common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Upon conversion, the bylaws will provide that the holders of shares entitled to one third of the votes at a meeting of shareholders constitutes a quorum for the transaction of business at any regular or special meeting of shareholders.

Upon conversion, the Bylaws will require that the Company's share register be kept at its registered office on the island of Anguilla.  The current bylaws of Eurasia require that the Company's share register be kept at its principal executive office or other place within the United States as determined by the board of directors.  Following the conversion, our company will operate under the International Business Companies Act of Anguilla.  The International Business Companies Act of Anguilla provides that any stockholder may in person or by attorney, during normal business hours, inspect and take copies of the Company's share register, books, records and minutes kept by the Company as its corporate records.

Number of Directors

Nevada  Eurasia’s current articles of incorporation provide that the number of directors of the Company shall not be less than one and subject to such minimum may be increased or decreased from time to time in the manner provided in the Company's bylaws.

Anguilla  Eurasia's articles of continuation will state that the minimum number of directors is two and maximum number of directors may be seven.

Election of Directors

Under Nevada law, cumulative voting in the election of directors is not made mandatory by statute for any corporation.  Cumulative voting may be provided for in the Articles of Incorporation.

Under Nevada law, directors may be elected by certain voting groups and may be elected for staggered terms, if provided for in the Articles of Incorporation.

Under the Anguilla International Business Companies Act, cumulative voting in the election of directors is not mandatory for any corporation.  Cumulative voting may be provided for in the bylaws.

Removal of Directors

The bylaws of Eurasia following conversion will provide that any or all of the directors of the Company may be removed from office at any time with or without cause by the affirmative vote of stockholders holding a majority of the shares entitled to vote at an election of directors.

Under Nevada law, shareholders may remove one or more directors with or without cause provided the majority which votes to do so is at least two –thirds of the total issued voting shares.

If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.  If cumulate voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Under the Anguilla International Business Companies Act, stockholders may remove one or more directors with or without cause unless the bylaws provide that directors may be removed only for cause.  A director may be removed by the stockholders at a meeting of stockholders, by an ordinary majority, provided the notice of the meeting states that the purpose or one of the purposes of the meeting is removal of the director.

Filling Vacancies on the Board of Directors

The bylaws of Eurasia contain provisions with respect to the filling of vacancies on the board of directors.  Vacancies on the board of directors of Eurasia occurring by reason of death, resignation, removal or disqualification may be filled for the unexpired term by a majority of the remaining directors of the board.  Each director elected to fill a casual vacancy shall be a director until such director’s successor is elected by the stockholders at the next regular or special meeting of stockholders.

Amendments to Certificate of Incorporation

The bylaws of Eurasia both before and after conversion provide that the Certificate of Incorporation of the Company may be amended by an affirmative vote of the holders of at least 50.01% of the outstanding voting shares of the Company.

Amendments to Bylaws

The bylaws of Eurasia both before and after conversion provide that the bylaws may be amended or altered by a vote of the majority of the board of directors at any meeting of the directors.

Under Nevada law, a corporation’s directors may amend or repeal the by-laws in most circumstances, except where the Articles of Incorporation reserve this power exclusively to the shareholders, or the amendment is to fix a greater quorum or voting requirement for shareholders.

Under the Anguilla International Business Companies Act, the Company's bylaws may be made, amended or repealed by the stockholders of the Company in all instances and by the directors of the Company unless the articles or bylaws provide otherwise.

Action by Written Consent

The bylaws of Eurasia both before and after conversion provide that any action that may be taken at a meeting of the stockholders may be taken without a meeting if done in writing and signed by all of the stockholders entitled to vote on that action.

Notice of Stockholder Actions

The bylaws of Eurasia both before and after conversion provide that all stockholders of the Company shown to be holders of record of voting shares are to receive a notice setting out the time and place of each regular meeting and each special meeting of stockholders by a notice which must be mailed at least 10 days but not more than 60 days prior to the meeting being called.  Every notice of special meetings of stockholders must state the purpose or purposes for which the meeting has been called.

Right to Call Special Meeting of Stockholders

The bylaws of Eurasia both before and after the conversion provide that special meetings of the stockholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chief Financial Officer, two or more directors or by a stockholder or stockholders holding 10% or more of the voting shares issued by the Company.

Dividends

The bylaws of Eurasia both before and after the conversion provide that the board of directors may authorize and cause the companies to issue dividends to the Company's stockholders whenever and in such amounts or forms as in the opinion of the board of directors are deemed advisable.

Nevada law does not permit dividends to be paid if the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities, plus any amounts that would be needed to satisfy preferential rights that would be superior upon dissolution.

Under the Anguilla International Business Companies Act, a corporation's directors may declare and pay dividends in money, shares or other property.  Dividends may only be declared and paid out of surplus.  No dividend may be declared and paid unless immediately after payment of the dividend, (a) the Company will continue to satisfy its liabilities as they become due in the ordinary course of its business and (b) the realizable value of the assets of the Company will not be less than the sum of its total liabilities other than deferred taxes as shown in the books of account and its capital.

Liquidation Rights

In the event of liquidation of Eurasia both before and after the conversion, the holders of Eurasia common stock shall receive all remaining assets of Eurasia ratably in proportion of the number of shares of common stock held by them.

Loans to Directors

Nevada law provides the board of directors, without shareholder approval, to authorize loans to corporate directors and/or officers, where such loan may reasonably be expected to benefit the corporation.

The Anguilla International Business Companies Act allows loans to corporate directors and/or officers.  Technically, the Company's board of directors could authorize loans to corporate directors and/or officers where such loans may be in the best interests of the corporation.

However, Securities and Exchange Commission rules and policies prohibit loans to directors and senior officers of reporting companies.  As a practical matter, our company will not authorize the loan of corporate funds to any of our directors and/or officers.

Rights and Options

Nevada law does not require shareholder approval of incentive stock option plans pursuant to which rights or options are to be granted to directors, officers or employees of a corporation.

Under the Anguilla International Business Companies Act, stockholder approval is not required for incentive stock option plans pursuant to which rights or options are to be granted to directors, officers and employees of the corporation.

Anguilla law provides that shares cannot be issued in an international business company until the consideration in respect of the share is fully paid and when issued, the share is for all purposes fully paid and non-assessable.  Shares may be issued under the International Business Companies Act for money, services rendered, personal property, real property, a promissory note or other binding obligation.

Nevada law provides that shares of stock may be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation.  The judgment of the board of directors as to the consideration and receipt for the shares issued is conclusive in the absence of actual fraud in the transaction.  When the corporation receives the consideration for which the board of directors authorize the issuance of the shares, the shares issued therefore are fully paid.

Indemnification of Officers and Directors

Generally under Nevada law, indemnification is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Shareholders’ Consent to Action

Under Nevada law, unless the corporation’s Articles of Incorporation provides otherwise, any action that could be taken at an annual or special meeting of shareholders may be taken without prior notice and without a vote, if a consent in writing setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the Anguilla International Business Companies Act, unless the Company's articles or bylaws provide otherwise, an action that may be taken by stockholders at a meeting of stockholders may also be taken by a resolution of stockholders without prior notice and without a vote.  The consent resolution in writing must be signed by the holders of outstanding voting stock having not less than the minimum number of votes that would necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Vote Required for Conversion

Nevada laws require the affirmative vote of a majority of the outstanding shares to authorize a conversion.

Under the Anguilla International Business Companies Act, the affirmative vote of a majority of the outstanding voting shares of the Company is required to authorize a conversion.

D.

VOTING AND MANAGEMENT INFORMATION

We are not asking you for a proxy and you are requested not to send us a proxy.

Under the terms of the Nevada Revised Statutes, the requisite number of stockholders of Eurasia has acted by written consent to approve and adopt the conversion and the plan of conversion.  Stockholders representing 11,500,000 shares or 56.6% of our issued voting common shares voted to approve our conversion.  These written consent actions became effective on November 1, 2006.  Accordingly, your approval of the conversion and the amendment to our certificate of incorporation is not required and we are not requesting you to vote on these matters.  Under applicable Securities and Exchange Commission rules, Eurasia may first take corporate action in accordance with the stockholder approval of the conversion by written consent 20 days after this information statement/prospectus is first mailed to stockholders.

If you object to the conversion, the Nevada Revised Statutes, or NRS, permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of Eurasia common stock determined by a court and paid to you in cash.

If you are a Eurasia (Nevada) stockholder who did not execute the written consent resolution approving the conversion and wish to dissent to the conversion, you must deliver to Eurasia, before t, 2007, a written demand for appraisal of your shares.

As discussed under the heading "Dissent and Appraisal Rights", any stockholder who opposes the Conversion may exercise dissent and appraisal rights under the Nevada Revised Statutes.  The Conversion contemplated hereby is proposed to be submitted to the stockholders for approval by written consent.  We anticipate that the Conversion will be approved by a majority of our stockholders, as noted herein.  If a stockholder wishes to exercise dissent and appraisal rights, the stockholder must send to the company a written notice demanding payment, and deposit the stockholder's share certificates of the company with our attorneys at Suite 1003, 409 Granville Street, Vancouver, British Columbia, Canada  V6C 1T2.  The procedure for dissent and appraisal is described in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes, which are attached as Exhibit 4.1 to the Information Statement/prospectus.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters’ appraisal rights.  Accordingly, each stockholder who might desire to exercise dissenter’s appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.

No affiliate of Eurasia (Nevada) or Eurasia (Anguilla) has any material interest, direct or indirect, by security holdings or otherwise in the proposed conversion of Eurasia.

Principal Stockholders

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of July 18, 2007, by:

-

each person known by us to beneficially own 5% or more of our outstanding common stock;

-

each of our directors;

-

each of the Named Executive Officers; and

-

all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security.

Percentage of beneficial ownership is based upon 20,315,135 shares of common stock outstanding at July 18, 2007.  Share ownership in the table includes shares which may be acquired within the next 60 days upon exercise of options, warrants or rights of conversion.  To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Nicholas W. Baxter Downiehills, Blackhills, Peterhead Aberdeenshire, Scotland AB42 3LB United Kingdom	3,000,000	(1)	14.76%
Gerald R. Tuskey 2522 Mathers Avenue West Vancouver, B.C. V7V 2J1	1,000,000	(2)	4.92%
Roger Thomas 22 Henderson Road London, United Kingdom SW18 3RR	Nil	(3)	0%
Lynwood S. Bell 3000 The Technology Campus P.O. Box 213 Anguilla, B.W.I.	1,800,000		8.86%
Melanie Bell #1 Smithfield Manor, 5 Riddells Bay Road Warwick WK04 Bermuda	1,500,000		7.38%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Sean Jordan Suite 1, 1909 Queen Street East Toronto, Ontario M4L 1H3	1,500,000	7.38%
Kevin Bell 1160 - 20th Avenue Prince George, B.C.	1,500,000	7.38%
Lloyd Blackmore 18 Queens Street St. Georges, Bermuda	1,500,000	7.38%
Katrin Braun 8095 - 170th Street Surrey, B.C. V4N 4Y7	1,500,000	7.38%
Graham Crabtree 294 Heywood House Anguilla, B.W.I.	1,750,000	8.61
All directors and Named Executive Officers as a group (3 persons)	4,000,000	19.69%

(1)

Mr. Baxter has been granted 500,000 stock options at an exercise price of $0.25 per share expiring on April 14, 2011 and 500,000 stock options at an exercise price of $0.25 per share expiring on April 4, 2012.  No stock options have been exercised by Mr. Baxter as of July 18, 2007.

(2)

Mr. Tuskey has been granted 500,000 stock options at an exercise price of $0.25 per share expiring on April 14, 2011 and 500,000 stock options at an exercise price of $0.25 per share expiring on April 4, 2012.  No stock options have been exercised by Mr. Tuskey as of July 18, 2007.

(3)

Mr. Thomas has been granted 150,000 stock options at an exercise price of $0.25 per share expiring on April 14, 2011 and 350,000 stock options at an exercise price of $0.25 per share expiring on April 4, 2012.  No stock options have been exercised by Mr. Thomas as of July 18, 2007

Certain Relationships and Related Transactions

Our company has not entered into any related party transactions.

Composition of our Board of Directors

We currently have three directors.  All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.  Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified.  Pursuant to the Company's by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the stockholders.  There are no family relationships between any of the officers and directors of the Company.

Executive Compensation

The following table describes the compensation the Company paid to our President, Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”) for the last two fiscal years ended December 31.

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Option/SARs (#)	LTIP Payouts ($)	All Other Comp- ensation ($)
Velda King Former President, C.E.O. and Director	2005	$12,000	$0.00	$0.00	$0.00	0	$0.00	$0.00
Gerald R. Tuskey, C.F.O., Secretary, Treasurer and Director	2005 2006	$0.00 $0.00	$0.00 $0.00	$0.00 $0.00	$0.00 $0.00	0 0 (1)	$0.00 $0.00	$0.00 $0.00
Nicholas W. Baxter President, C.E.O. and Director	2005 2006	$0.00 $0.00	$0.00 $0.00	$0.00 $0.00	$0.00 $0.00	0 0(1)	$0.00 $0.00	$0.00 $0.00
Roger Thomas, Director	2006	$7,500	$0.00	$0.00	$0.00	0 (2)	$0.00	$0.00

(1)

Each of Gerald Tuskey and Nicholas Baxter have been granted 500,000 stock options exercisable at $0.25 per share until April 14, 2011 and each of Messrs Tuskey and Baxter have been granted 500,000 stock options exercisable at $0.25 per share until April 4, 2012.  The stock options were not in the money as of the fiscal year ended December 31, 2006 and therefore have been given no current value.

(2)

Mr. Roger Thomas has been granted 150,000 stock options at an exercise price of $0.25 per share which expire on April 14, 2011 and 350,000 stock options at an exercise price of $0.25 per share which expire on April 4, 2012.  No stock options were exercised by Mr. Thomas as at December 31, 2006.  The stock options were not in the money as of the fiscal year ended December 31, 2006 and therefore have been given no current value.

Option Grants in the Last Fiscal Year

During the fiscal year ended December 31, 2005, the Company did not grant any stock options to purchase common stock of the Company.

During the nine months ended September 30, 2006, the Company granted each of Mr. Nicholas Baxter and Mr. Gerald R. Tuskey stock options to purchase 500,000 shares each at an exercise price of $3.00 per share until April 14, 2011.  The Company granted Mr. Roger Thomas stock options to purchase a total of 150,000 shares at an exercise price of $3.00 per share until April 14, 2011.  No stock options were exercised by any of our executive officers as of March 31, 2007.  By directors’ resolution dated October 12, 2006, the Company’s board of directors reduced the exercise price of all of the Company’s outstanding stock options from $3.00 per share to $1.00 per share.  By directors’ resolution dated April 4, 2007, the Company’s board of directors reduced the exercise price of all of the Company’s outstanding stock options from $1.00 per share to $0.25 per share.

On April 4, 2007, the Company granted Mr. Roger Thomas stock options to purchase a total of 350,000 stock options at an exercise price of $0.25 per share until April 4, 2012 under its 2006 Stock Option Plan.  On April 4, 2007, the Company granted each of Mr. Nicholas Baxter and Mr. Gerald R. Tuskey stock options to purchase 500,000 shares each at an exercise price of $0.25 per share until April 14, 2012 under its 2007 Stock Option Plan.

Stock Option Plans

Our 2006 Stock Option Plan has a total of 2,000,000 shares of our common stock reserved for issuance upon exercises of options under the plan.  As of the date of this prospectus/information statement, options to purchase a total 2,000,000 shares remained outstanding at an exercise price of $0.25 per share.    On April 4, 2007, the Company established a 2007 Stock Option Plan for a total of 2,000,000 shares of our common stock reserved for issuance upon exercise of options under the plan.  As of the date of this prospectus/information statement, options to purchase a total of 1,250,000 shares remained outstanding at an exercise price of $0.25 per share and options to purchase 750,000 shares remain available for future grant under the 2007 stock option plan.

Our Board of Directors administers the 2006 and 2007 stock option plans (the “Stock Option Plans”).  Our Board is authorized to construe and interpret the provisions of the Stock Option Plans, to select employees, directors and consultants to whom options will be granted, to determine the terms and conditions of options and, with the consent of the grantee, to amend the terms of any outstanding options.

The Stock Option Plans provide for the granting to our employees, directors and consultants of incentive stock options.  Our Board determines the terms and provisions of each option granted under the Stock Option Plans, including the exercise price, vesting schedule, repurchase provisions, rights of first refusal and form of payment.

Employment Arrangements

As of the date of this information statement/prospectus, the Company has not entered into any employment agreements.

OTHER MATTERS

Legal Matters

The legal validity of the Eurasia common stock offered hereby will be passed upon by Wigley & Associates of Anguilla, B.W.I., counsel to Eurasia.

Experts

Our financial statements as of December 31, 2006 and for the two years then ended incorporated by reference in this prospectus/information statement have been audited by Peterson Sullivan PLLC, independent registered public accounting firm and are included in reliance upon their report given on the authority of Peterson Sullivan PLLC as an expert in accounting and auditing.

Market for Common Equity and Related Stockholder Matters

Our common stock is currently quoted on the National Association of Securities Dealers OTC Bulletin Board (the "OTCBB") under the symbol “EUEN”.

On December 2, 2004, the Company's common stock was approved for trading on the OTCBB under the symbol “PALV”.  On January 12, 2006, when we changed our name to Eurasia Energy Limited, our OTCBB symbol was changed to “EUEN”.  The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

Quarter Ended	High	Low
March 31, 2007	$0.40	$0.15
December 31, 2006	$1.01	$0.30
September 30, 2006	$2.65	$0.60
June 30, 2006	$3.75	$2.00
March 31, 2006	$3.10	$1.00
December 31, 2005	$1.25	$0.985
September 30, 2005	$0.70	$0.40
June 30, 2005	$0.70	$0.40
March 31, 2005	$0.70	$0.40
December 31, 2004	$0.70	$0.40

On July 9, 2007, the last reported sale price of our common stock, as reported by the OTCBB, was $0.45 per share.

As of July 18, 2007, the Company believes there are approximately 200 shareholders (including nominees and brokers holding street accounts) of the Company's shares of common stock.

The Company’s common shares have also been quoted on the Frankfurt Exchange but have not yet traded on that market.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with any of our accountants since our incorporation in October 20, 2003.

WHERE YOU CAN FIND MORE INFORMATION

Eurasia has filed the registration statement of which this information statement/prospectus is a part.  The registration statement registers the distribution to Eurasia stockholders of the shares of Eurasia common stock to be issued in connection with the conversion.

Eurasia files annual, quarterly and current reports, information statements and other information with the SEC.  You may read and copy any of this information at the SEC’s public reference room at 100 F Street N.E. Washington, D.C., 20549.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, information statements and other information regarding issuers, like Eurasia, that file electronically with the SEC.  The address of that site is http://www.sec.gov.  The SEC file number for documents filed under the Exchange Act is 333-133524.

The SEC allows Eurasia to “incorporate by reference” information into this information statement/prospectus.  This means that Eurasia can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this information statement/prospectus, except for any information that is superseded by information that is included directly in this document.

This information statement/prospectus incorporates by reference the documents listed below that Eurasia has previously filed with the SEC.  They contain important information about Eurasia and its financial condition.

File	Description
2006 – 10KSB	Form 10KSB filed March 30, 2007
2007 – Q1 – 10QSB	Form 10-QSB filed May 15, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Under Nevada Law, indemnification of officers and directors is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Article 8 of our Articles of Incorporation states that to the fullest extent permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article VI of our Bylaws provides that our corporation shall indemnify all directors and officers of our corporation for such expenses and liabilities, in such manner, under the circumstances and to such extent as permitted by the Nevada Revised Statutes, NRS 78.7502 and NRS 78.751 as now enacted or hereafter amended.  Unless otherwise approved by the board of directors of our company, our company shall not indemnify any employee of our corporation who is not otherwise entitled to indemnification pursuant to Article VI of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Plan of Conversion dated November 1, 2006
3.1	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-50608) filed on February 27, 2004 incorporated herein by reference
3.2	Certificate of Amendment to Articles of Incorporation
3.3	Articles of Continuance
3.4	Bylaws of Eurasia Energy Limited
4.1	Dissent and Appraisal Rights of the Nevada Revised Statutes
4.2	Form of Dissenter's Appraisal Notice
5.1	Legal Opinion of Wigley & Associates
5.2	Legal Opinion of Clark Wilson, LLC
13.1	Unaudited financial statements for the quarter ended March 31, 2007
13.2	Audited financial statements of Eurasia for the Year ended December 31, 2006.
23	Consent of Peterson Sullivan, PLLC

Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement. provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 18, 2007.

Eurasia Energy Limited

/s/Nicholas W. Baxter

/s/Gerald R. Tuskey

Nicholas W. Baxter,

Gerald R. Tuskey,

President, C.E.O. and Director

C.F.O. and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature

Title

Date

/s/Nicholas W. Baxter

President, C.E.O.

July 18, 2007

Nicholas W. Baxter

and Director

/s/Gerald R. Tuskey

C.F.O. and Director

July 18, 2007

Gerald R. Tuskey